Exhibit I(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 15 to the 1933 Act Registration Statement (Form N-4 No. 333-193276) and Amendment No. 585 to the 1940 Act Registration Statement (Form N-4 No. 811-09763), and to the use therein of our reports dated (a) April 1, 2021, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) April 15, 2021, with respect to the financial statements of Lincoln New York Account N for Variable Annuities for the registration of interests in a separate account under individual flexible payment deferred variable annuity contracts.

Philadelphia, Pennsylvania

April 16, 2021